                                                                 Exhibit (a)(14)


                           [LETTERHEAD OF EG&G, INC.]



FOR IMMEDIATE RELEASE

11 December 1998


                    EG&G ANNOUNCES TIMETABLE FOR COMPLETION
                              OF LUMEN TENDER OFFER

   Expiration Date for Tender Offer is 6 p.m., on Tuesday, December 15, 1998


Wellesley, Massachusetts..... EG&G (NYSE: EGG) announced today that it has been informed that the Department of Justice will not file suit to stop the proposed acquisition of Lumen Technologies, Inc. (NYSE: LNM) before the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act applicable to the offer expires at 11:59 p.m., on Monday, December 14, 1998, clearing the way for EG&G to complete its tender offer.

EG&G expects to purchase all tendered shares shortly after the expiration of the offer at 6:00 p.m., New York City time, on Tuesday, December 15. According to the depository for the offer, as of the close of business on December 10, 1998, 17,453,728 shares of Lumen common stock had been validly tendered pursuant to the offer. This number of shares would be sufficient to satisfy the minimum condition of the offer.

EG&G, Inc. is a global technology company that provides complete systems, as well as products to medical, aerospace, semiconductor, photographic and other industries. It delivers skilled support services to government and industrial customers. Based in Wellesley, Massachusetts, EG&G has annual sales of $1.4 billion and about 12,000 employees worldwide.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is made only through the Offer to Purchase and the related Letter of Transmittal. Additional copies of such documents can be obtained by contacting Kissel-Blake, the Information Agent for the tender offer, at 1-800-554-7733.

For further information contact:  Deborah S. Lorenz, EG&G, Inc.
                                  Vice President, Investor Relations and
                                  Corporate Communications
                                  Tel: (781) 431-4306

                                  Sally Curley, EG&G, Inc.
                                  Manager, Investor Relations
                                  Tel: (781) 431-4143